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                                                           FOR IMMEDIATE RELEASE
                                                          TUESDAY, JUNE 22, 1999

                     GENERAL DYNAMICS TO ACQUIRE THREE UNITS
                   OF GTE GOVERNMENT SYSTEMS FOR $1.05 BILLION

            FALLS CHURCH, VA -- General Dynamics (NYSE: GD) and GTE Corporation (NYSE: GTE) announced today that they have entered into a definitive agreement for General Dynamics to acquire three units of GTE's Government Systems organization for $1.05 billion in cash.

            The transaction has been approved by the boards of directors of both companies and is subject to normal regulatory approvals. General Dynamics will assume no GTE debt in the transaction. The acquisition will be treated for tax and accounting purposes as an asset purchase and is expected to close within 60 days. The acquisition will be immediately accretive to General Dynamics' earnings.

            GTE Government Systems is a leader in the advancement of command, control, communications and intelligence systems; electronic defense systems, communication switching; and information systems for defense, government, and industry in the United States and abroad. Included in the purchase are the Communication Systems Division in Taunton, Massachusetts; Worldwide Telecommunications Services in Needham Heights, Massachusetts; and Electronic Systems Division in Mountain View, California. Together, these units have a backlog of $900 million, approximately 6,200 employees, and expect to have 1999 revenues of approximately $1.2 billion.

            When the transaction closes, these units will be part of General Dynamics Information Systems and Technology business group.

            "This is a solid addition to our defense core and a superb strategic fit," said Nicholas D. Chabraja, General Dynamics chairman and chief executive officer. "We formed the Information Systems and Technology group in 1998 from a series of acquisitions. Anticipated 1999 revenues for the group had been estimated at $1 billion. With this acquisition, we more than double the size of the group, and tremendously expand its capabilities. The Government Systems organization gives us world-class information assurance, land communication and networking capabilities. It strengthens our signal processing, applications and

                                     (more)
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decision support capabilities, and creates a world wide information systems support and services organization," Chabraja said. "We are committed to our defense customers and see significant growth opportunities in the defense electronics market. We believe this transaction provides strong career opportunities and a good corporate home to the fine GTE employees who have made their organization so successful."

            GTE Chairman and CEO Charles R. Lee said, "GTE Government Systems has been a central part of GTE's heritage, and a major contributor to our success. It is gratifying that one of the defense industry's most prominent and highly regarded companies, General Dynamics, recognizes the talent and creativity of this outstanding team. At the same time, this transaction is important to GTE as we focus on our core telecommunications services and reposition ourselves for future growth."

            The transaction is the most recent in GTE's previously announced initiative to sell non-core business assets to generate more than $3 billion in after-tax proceeds. On May 27, GTE announced reaching agreements to sell wireline properties in Alaska to the Alaska Telephone Exchange Acquisition Corporation, Inc. (ATEAC) and in Arizona, California and Minnesota to Citizens Utilities. Proceeds from the sale of GTE's Government Systems unit and wireline properties will be used to pay off debt that will be incurred with GTE's pending purchase of Ameritech wireless properties in Illinois and Missouri, and to invest in future high-growth strategic initiatives.

            General Dynamics, headquartered in Falls Church, Virginia, supplies sophisticated defense systems and services to the United States government and its allies around the world. The company employs 29,800 people and had 1998 sales of approximately $5 billion.

            GTE Corporation, based in Irving, Texas, is a leading telecommunications provider with one of the industry's broadest arrays of products and services. The company has 120,000 employees and had 1998 sales of more than $25 billion.

MEDIA CONTACTS

For General Dynamics:   Norine Lyons - 703 876-3190
                        E-mail:  nlyons@generaldynamics.com

For GTE:                Peter Thonis   -   972 507-5367
                        E-mail:  Peter.Thonis@hq.gte.com
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           GENERAL DYNAMICS ANALYST/PRESS MEETING AND CONFERENCE CALL
                          WITH CHAIRMAN NICK CHABRAJA

                        9:30 A.M. TUESDAY, JUNE 22, 1999
                    The New York Palace Hotel - Winslow Room
                          455 Madison Avenue (50th St.)

                               New York, NY 10022
                                  212 888-7000

                 Dial-in number (US and Canada): 1 800 553-2506
                       International callers: 303 267-1006
                               CALL IN BY 9:20 AM

A replay of the conference will be available for 48 hours following the call. US and Canada: 1 800 625-5288
International callers: 303 804-1855
Reservation number 562634